Exhibit 99.1

GOLDEN POND HEALTHCARE, INC.

Reports on Exchange Listing With NYSE Alternext US

DARIEN, CT, FEBRUARY 17, 2009—Golden Pond Healthcare, Inc. (AMEX: GPH) (the “Company”) today announced that on February 10, 2009, the Company received notice from the staff of the NYSE Alternext US LLC (formerly AMEX, the “Exchange”) indicating that the Company is currently not in compliance with certain of the Exchange’s continued listing standards due to its failure to hold an annual meeting of its stockholders in 2008 to elect directors and to take action on any other appropriate corporate matters, as set forth in Section 704 of the Exchange’s Company Guide (the “Company Guide”). The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by March 10, 2009 that demonstrates the Company’s ability to regain compliance with Section 704 of the Company Guide by August 11, 2009 (the “Plan”). If the Company does not submit a Plan or if the Plan is not accepted by the Exchange, the Company may be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide. If the Exchange accepts the Plan, then the Company will be able to continue its listing during the plan period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. It is the Company’s intention to submit the Plan by March 10, 2009.

About Golden Pond Healthcare, Inc.

Located in Darien, CT, Golden Pond Healthcare is a company that was formed to acquire one or more domestic or international operating businesses. Golden Pond Healthcare intends to focus its efforts on acquiring a business in the healthcare industry.